FBRSI 2005-4 Class M-11 Analytics

	40 CPR	45 CPR	50 CPR	55 CPR	60 CPR	65 CPR	70 CPR

Runs to Call
WAL	2.70	2.53	2.29	2.05	1.71	1.55	1.30
Duration	2.42	2.28	2.08	1.88	1.59	1.44	1.22
Window (months)	22 - 37	23 - 32	25 - 28	25 - 25	21 - 21	19 - 19	16 - 16

Runs to Maturity
WAL	2.70	2.61	2.39	2.09	1.82	1.65	1.38
Duration	2.42	2.35	2.17	1.91	1.68	1.53	1.29
Window (months)	22 - 37	23 - 34	25 - 30	25 - 28	22 - 24	20 - 21	17 - 18

Assumptions
Forward LIBOR
No Losses
Disclaimer
This Series Term Sheet, including the computational materials herein, was prepared solely by FBR, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by FBR and not by the Depositor, the Issuer of the securities or any of their affiliates. FBR is acting as underwriter and not acting as agent for the Depositor, the Issuer or their affiliates in connection with the proposed transaction. This material is provided for information purposes only, and does not constitute an offer to sell, nor a solicitation of an offer to buy, the referenced securities. It does not purport to be all-inclusive or to contain all of the information that a prospective investor may require to make a full analysis of the transaction. All information contained herein is preliminary and it is anticipated that such information will change. The information contained herein supersedes information contained in any prior series termsheet for this transaction. In addition, the information contained herein will be superseded by information contained in the prospectus and prospectus supplement for this transaction and in any other material subsequently filed with the Securities and Exchange Commission. An offering may be made only through the delivery of the prospectus and prospectus supplement. Any investment decision with respect to the referenced securities should be made by you solely upon all of the information contained in the prospectus and prospectus supplements.